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                                    Exhibit I

                                       to

                                  Schedule 13G

Ameriprise Financial, Inc., a Delaware Corporation, is a parent holding company. The classification and identity of the relevant subsidiaries are as follows:

Parent Holding Company - Securities America Financial Corporation, a Nebraska corporation

Investment Adviser - Securities America Advisors, Inc., a Nebraska corporation, is investment adviser registered under section 203 of the Investment Advisers Act of 1940.